EXHIBIT 10.13

CONFIDENTIAL TREATMENT

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT.  EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [*], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

222 Cameron Drive, Suite 400
Phillipsburg, NJ 08865
Phone 908 454-7120
Fax 908-454-1911

April 2, 2008

Dr. Rose Ritts

Office of Licensing and Ventures

Duke University

2812 Erwin Rd, Suite 306

P.O. Box 90083

Durham, NC    27705

Licensing and Technology Development

The Johns Hopkins University

100 North Charles Street, Fifth Floor

Baltimore, MD 21202

Attention:  Director

Re:                               License Agreement, dated December 31, 2003, by and among Duke University (“Duke”), The Johns Hopkins University (“JHU”, collectively with Duke, the “Licensors”)  and Celldex Therapeutics, Inc. (“Celldex”), as the assignee of Alteris Therapeutics, Inc. (“Alteris”) (the “Duke/JHU Agreement”)

Ladies and Gentlemen:

As you are aware, pursuant to the Duke/JHU Agreement, the Licensors have licensed to Celldex certain rights owned by the Licensors.  Celldex proposes to enter into an agreement (the “Pfizer Agreement”) with Pfizer Vaccines LLC (“Pfizer”) pursuant to which Celldex will sublicense to Pfizer the rights licensed to Celldex by the Licensors under the Duke/JHU Agreement.

1.             No Breach.  Each of the Licensors confirms that, as of the date of this letter agreement (this “Letter Agreement”): (i) the Duke/JHU Agreement remains in full force and effect; and (ii) it has not given any notice to Celldex of any breach by Celldex under the Duke/JHU Agreement.

2.             Effective Date.  Each of the Licensors acknowledges that the Pfizer Agreement will not become effective until Celldex and Pfizer have received any clearance that may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.  Celldex agrees to notify the Licensors promptly as to the effective date of the Pfizer Agreement once it has occurred (the “Effective Date”).  Paragraphs 3, 4, 5 and 6 of this Letter Agreement shall become effective as of the Effective Date.  Except as otherwise expressly provided herein, the provisions of this Letter Agreement shall be effective from the date of this Letter Agreement written above. If Celldex notifies the Licensors that Celldex and Pfizer have decided not to enter into the Pfizer Agreement or that the Pfizer Agreement has been terminated prior to the Effective Date, this Letter Agreement shall become null and void.  The Licensors confirm that this Letter Agreement satisfies Celldex’s notice obligation under Section 2(d) of the Duke/JHU Agreement with respect to the Pfizer Agreement.

3.             Breach under Duke/JHU Agreement.  In the event of any breach by Celldex of the Duke/JHU Agreement, Licensor(s) shall promptly notify Pfizer in writing of such breach.  Pfizer shall have the right, but no obligation, to cure such breach on behalf of Celldex within sixty (60) days after Pfizer’s receipt from Licensor(s) of written notification of such breach.  During such sixty (60) day cure period Licensor(s) shall not terminate the Duke/JHU Agreement.

4.             Option to Obtain a License Directly from the Licensors Upon Termination of the Duke/JHU Agreement.  In the event either or both of the Licensors have the right to terminate the Duke/JHU Agreement for any reason (the “Breached License”), and the Pfizer Agreement is in force and effect as of the proposed date of termination of the Duke/JHU Agreement, such Licensor(s) shall promptly notify Pfizer, and Pfizer shall have the right to obtain directly from the Licensors a license agreement on substantially the same terms and conditions set forth in the Breached License (such right, the “License Option”).  Pfizer may exercise the License Option by providing a written notice to the Licensors within sixty (60) days from the date that the Licensor(s) notify Pfizer that the Licensor(s) have the right to terminate the Breached License.  If Pfizer exercises the License Option, the Licensors shall enter into a license agreement directly with Pfizer (the “New License Agreement”) on substantially the same terms and conditions as those set forth in the Breached License, including but not limited to license scope, territory, and duration of license grant; provided however, (i) that Pfizer shall agree in the New License Agreement to terms providing that in no event shall the Licensors be liable to Pfizer for any actual or alleged breach by Celldex of the Breached License; (ii) that the financial terms of any New License Agreement shall in no event be materially greater than the corresponding financial terms set forth in the Breached License; and (iii) that in no event shall the Licensors be obliged to accept provisions in any New License Agreement (a) unless such provisions correspond to rights granted by Celldex to Pfizer in the Pfizer Agreement, and such provisions are not in conflict with the material rights, duties and obligations accruing to Celldex under the Breached License, (b) where such provisions recite obligations owed by Licensors to Pfizer that are greater than the corresponding obligations owed by Licensors to Celldex under the Breached License or (c) where such provisions are inconsistent with the Licensors’ legal obligations under any applicable law.  Each of the Licensors agrees that it will not terminate the Breached License until the New License Agreement is fully executed and is in full force and effect.

5.             Assignments.  Each of the Licensors agrees that if it assigns its rights under the Duke/JHU Agreement, or any of the intellectual property licensed to Celldex thereunder, such Licensor shall cause such assignee to be bound by the terms of this Letter Agreement applicable to the Licensors.

6.             Amendment of the Duke/JHU Agreement.  Each of the Licensors and Celldex agree that the Duke/JHU Agreement is hereby amended as set forth in this Paragraph 6 as of the Effective Date.

(a)           Section 1(b).  Section 1(b) of the Duke/JHU Agreement shall be replaced in its entirety with the following:

Field.  “Field” shall mean any and all vaccines and immunization approaches to prevent, inhibit and/or treat tumor formation and/or progression.  For avoidance of doubt, (i) “Field” shall include [*]  [New language has been bolded and underlined for ease of review.]

(b)           Section 2(a).  The phrase “, offer for sale, supply, cause to be supplied, import” shall be inserted in the first sentence of Section 2(a) of the Duke/JHU Agreement immediately after the phrase “market, promote, sell.”

(c)           Section 2(h)(iii).  Section 2(h)(iii) of the Duke/JHU Agreement shall be deleted in its entirety.

(d)           Section 2(i).  A new Section 2(i) shall be inserted directly after Section 2(h)(iii) of the Duke/JHU Agreement and shall read in its entirety as follows:

Right of First Negotiation to Expand Field.  In the event the Licensors have or subsequently obtain the right to grant, and desire to grant, an exclusive or non-exclusive license under the Licensed Patents for uses outside the Field, the Licensors will, prior to entering into any discussions with any third party with respect to such a license, give notice (the “Notice”) to the Licensee and offer the Licensee the exclusive first right to negotiate for such a license.  If the Licensee accepts such offer (by giving notice to the Licensors within thirty (30) days of the date of the Notice), the Licensors and Licensee will negotiate in good faith the terms of such a license for up to ninety (90) days (the “Negotiation Period”).  If the Parties agree on the terms of such a license, the Parties shall amend Section 1(b) to expand the Field and shall amend any other applicable provisions of this Agreement to reflect the terms of such agreement.  In the event the Parties do not agree on the terms of such a license before the end of the Negotiation Period, or if the Licensee fails to respond to the applicable Notice within thirty (30) days of the date of such Notice, the Licensors shall have no further obligation to the Licensee (and the Licensee shall have no further rights) under this Section 2(i), and the Licensors shall be free to negotiate with and grant to any third party a license under such Licensed Patents for uses outside the Field.

(e)           Section 4.  Section 4 of the Duke/JHU Agreement shall be amended in accordance with the following:

(i)                     The following sentence shall be inserted after the end of the first sentence of Section 4:

* Confidential

The Licensors shall execute and file those notices and other filings as the Licensee or any sublicensee shall request be made, from time to time, with the U.S. Patent and Trademark Office (or any successor agency) or any analogous patent office outside the United States with respect to the rights granted under this Agreement and any applicable sublicense agreement.

(ii)      The phrase “and sublicensee” shall be inserted in the second sentence of Section 4, immediately after the word “Licensee.”

(iii)     The phrase “and sublicensee” shall be inserted in the third sentence of Section 4, immediately after the word “Licensee.”

(iv)     The following sentence shall be inserted after the end of the last sentence of Section 4:

Subject to the rights granted prior to the Effective Date by Licensors to third party licensees of the Licensed Patents outside the Field, the Licensee or sublicensee, as provided in the applicable sublicense agreement, shall have the exclusive right, with respect to (a) the U.S. Licensed Patent set forth on Exhibit B and (b) any foreign counterparts to such U.S. Licensed Patent set forth in Exhibit B in the Field, to determine whether to seek, in the Licensors’ name if so required, patent term extensions and supplemental protection certificates and the like available under applicable law, including 35 U.S.C. § 156 and applicable foreign counterparts, in any country in relation to the Licensed Patents.  The Licensors and the Licensee or sublicensee, as the case may be, shall cooperate in connection with all such activities, and the Licensee or sublicensee, as the case may be, and its agents and attorneys will give due consideration to all suggestions and comments of the Licensors regarding any such activities, but in the event of a disagreement between the parties, the Licensee or sublicensee, as the case may be, will have the final decision-making authority.

(f)            Section 6(a)(v).  A new Section 6(a)(v) shall be inserted directly after Section 6(a)(iv) of the Duke/JHU Agreement and shall read in its entirety as follows:

To the best of the knowledge of each Licensor, with respect to the Licensed Patents, such Licensor has complied with all requirements under the Bayh-Dole Act as set forth in 35 USC §§ 200-212 and all laws, rules and regulations promulgated thereunder.  With respect to the Licensed Patents, each Licensor shall continue to comply with all such requirements during the term of this Agreement.

(g)           Section 8.  Section 8 of the Duke/JHU Agreement shall be replaced in its entirety with the following:

INFRINGEMENT.  In the event that a Party obtains knowledge of any infringement by a third party of any Licensed Patent in the Field, such Party shall inform the other Parties and any sublicensee promptly of such infringement and provide the other Parties and any sublicensee with the evidence it has of such infringement. The Licensee or sublicensee, as provided in the applicable sublicense agreement, shall have the right but not the obligation to prosecute at its own cost and expense any claim of infringement of any Licensed Patent in the Field.  If the Licensee or sublicensee does not commence action against an infringer of Licensed Patents within the Field within ninety (90) days after learning of the infringement, the Licensors may solely or jointly, at their discretion, commence action against the infringer. At the reasonable request of the Party(ies) filing suit, the other Party(ies), at the expense of the filing Party, shall provide reasonable assistance, including, without limitation, permitting the use of their respective names in all suits and signing all necessary documents if appropriate to the situation.  Any recovery in any action brought in accordance with this section shall be retained by the Party bringing the action. The provisions of this Section 8 also shall apply to any notice received by a Party or a sublicensee of the Licensee under 21 USC § 355(b)(2)(A) or 355(j)(2)(A)(vii)(IV) concerning a Licensed Patent.  [New language has been bolded and underlined for ease of review.]

(h)           Section 9.  A new Section 9 shall be inserted immediately after Section 8 of the Duke/JHU Agreement.  The new Section 9 shall read in its entirety as follows:

Other Actions by a Third Party.  Each Party shall promptly notify the other Party(ies) in the event of any legal or administrative action by any third party involving a Licensed Patent in the Field of which it becomes aware, including any nullity, revocation, reexamination or compulsory license proceeding.  The Licensee or its sublicensee, as provided in the applicable sublicense agreement, shall have the first right, but no obligation, to defend against any such action involving a Licensed Patent in the Field, and any such defense shall be at the Licensee’s or such sublicensee’s expense.  The Licensors and the Licensee or sublicensee, as the case may be, shall cooperate in connection with all such activities, and the Licensee or sublicensee, as the case may be, and its agents and attorneys will give due consideration to all suggestions and comments of the Licensors regarding any such activities, but in the event of a disagreement between the parties, the Licensee or sublicensee, as the case may be, will have the final decision-making authority.  The Licensors, upon request of the Licensee or such sublicensee, agree to join in any such action at the Licensee’s or such sublicensee’s expense, respectively, and in any event to cooperate with the Licensee or such sublicensee at the Licensee’s or such sublicensee’s expense, respectively.  If the Licensee fails to defend against any such action involving a Licensed Patent in the Field, then the Licensors shall have the right to defend such action, in its own name, and any such defense shall be at the Licensors’ expense.  The Licensee and such sublicensee, upon request of the Licensors, shall reasonably cooperate with the Licensors in any such action at the Licensors’ expense.

(i)            Section 9.  Section 9 shall be renumbered Section 10.

(j)            Section 10.  Section 10 shall be renumbered Section 11.

(k)           Exhibit B.  A new Exhibit B shall be inserted immediately after Exhibit A and shall read in its entirety as follows:

EXHIBIT B

Patent Term Extensions

Country	Serial No.	Filed	Title	Patent No.
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]

7.             Confidentiality.  Any information disclosed to or received by a Licensor relating to the subject matter of the Pfizer Agreement or this Letter Agreement, whether provided to such Licensor by Pfizer or Celldex, shall be subject to the provisions of Section 5 of the Duke/JHU Agreement as Celldex’s Confidential Information.

8.             Third Party Beneficiary.  The parties hereby agree that Pfizer Vaccines LLC and Pfizer Inc. shall be third party beneficiaries of this Letter Agreement while the Pfizer Agreement is in full force and effect.

9.             Notices.  Any notices required hereunder shall be sent by registered or certified mail or by an equivalent service capable of verification at the address stated below or such other address as to which the parties may provide in the future.

* Confidential

If to Duke:	Office of Licensing and Ventures
Duke University
Attention: License Administrator
2812 Erwin Rd, Suite 306
P.O. Box 90083
Durham, NC 27705

With a copy to (if of a legal nature):

Office of University Counsel
Duke University
2400 Pratt Street, Suite 4000
Durham, NC 27710

If to JHU:	Licensing and Technology Development
The Johns Hopkins University
100 North Charles Street, Fifth Floor
Baltimore, MD 21202
Attention: Director

If to Pfizer:	Pfizer Vaccines LLC
235 East 42nd Street
New York, New York 10017-5755
Attention: President
Fax: (860) 732-1843

Pfizer Vaccines LLC
235 East 42nd Street
New York, New York 10017-5755
Attention: Treasurer
Fax: (212) 338-1850

With a copy to:	Pfizer Inc.
235 East 42nd Street
New York, New York 10017-5755
Attention: General Counsel
Fax: (212) 808-8924

If to Celldex:	Celldex Therapeutics, Inc.
222 Cameron Drive, Suite 400
Phillipsburg, NJ 08865
Attention: Senior Vice President, Business Development
Phone: (908) 454-7120
Fax: (908) 454-1911

With a copy to:	Edwards Angell Palmer & Dodge LLP
111 Huntington Avenue
Boston, MA 02199
Attention: Richard B. Smith, Esq.
Phone: (617) 239-0100
Fax: (617) 227-4420

10.           Miscellaneous.

(a)           Counterparts.  This Letter Agreement may be executed (including by facsimile) in any number of counterparts each of which shall be original and all originals of which shall be deemed a single instrument.

(b)           Full Understanding.  This Letter Agreement represents the full understanding among the parties with respect to the subject matter hereof.

(c)           Modification/Waiver.  No modification or waiver of this Letter Agreement shall be effective except in a written document signed by the party against whom such waiver or modification is to be enforced.

(d)           No Assignment.  This Letter Agreement may not be assigned without the prior written consent of each party hereto except in connection with the sale or transfer of the entire business and assets of the assigning party, or in connection with a permitted assignment of the Duke/JHU Agreement by the Licensors as provided in Section 10(g) of the Duke/JHU Agreement.  Any other attempt to transfer or assign this Letter Agreement without such consent shall be null and void.

(e)           Independent Contractors.  This Letter Agreement shall not constitute any party as the joint venturer, legal representative or agent of any other party hereto, and no party hereto shall have the right or authority to assume or create any obligation on the part of any other party hereto.

(f)            Governing Law.  This Letter Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

Please sign and return a copy of this Letter Agreement to us to acknowledge our mutual agreement on this matter.  Thank you, again, for all of your assistance.

Sincerely,

CELLDEX THERAPEUTICS, INC.

By:	/s/ Ronald C. Newbold
Name:	Ronald C. Newbold
Title:	Sr. Vice President, Business Development

AGREED AND ACKNOWLEDGED:

DUKE UNIVERSITY

By:	/s/ Rose Ritts
Name:	Rose Ritts, Ph.D.
Title:	Executive Director
Office of Licensing and Ventures
Duke University & DUMC

THE JOHNS HOPKINS UNIVERSITY

By:	/s/ Wesley D. Blakeslee
Name:	Wesley D. Blakeslee
Title:	Executive Director